EXHIBIT 5.1
                              (AGOURON LETTERHEAD)


June 23, 1997





AGOURON PHARMACEUTICALS, INC.
10350 North Torrey Pines Road
La Jolla, California  92037

Gentlemen:

In connection with your registration on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, of 197,056 shares of Common Stock of Agouron Pharmaceuticals, Inc. (the "Company"), I advise you that, in my opinion, when such shares have been issued and sold in the manner referred to in the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company's Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/ Gary E. Friedman

Gary E. Friedman, Esq.
Vice President and General Counsel

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